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FOR RELEASE:   Immediately

CONTACT:       Victor J. Galan        Joseph R. Sandoval
               Chairman and CEO       Executive Vice President & CEO
               (787) 766-8301         (787) 756-2802

WEBSITE::       www.rgonline.com



                  R&G FINANCIAL CORPORATION ANNOUNCES CLOSING
                        OF THE ACQUISITION OF 18 BRANCH
                        OFFICES FROM WACHOVIA BANK, N.A.

         San Juan, Puerto Rico - February 22, 2005 - R&G Financial Corporation (NYSE: RGF) ("R&G Financial") announced today the successful completion on Friday February 18, 2005 of the purchase of 18 branches by R-G Crown Bank ("R-G Crown"), its Florida-based federal savings bank subsidiary, from Wachovia Bank, N.A. the successor by merger to SouthTrust Bank. In the transaction, R-G Crown assumed deposits and other liabilities of approximately $627.9 million and acquired approximately $334.2 million of primarily commercial real estate, commercial business and consumer loans, as well as cash and other assets. R-G Crown will now operate through 33 full service branches. The transaction will permit R-G Crown to expand its Central Florida footprint into nearby Lakeland, Florida and obtain a foothold in the Jacksonville, Florida and Augusta, Georgia markets.

         Victor J. Galan, Chairman and Chief Executive Officer of R-G Financial stated, "We are extremely pleased to complete this transaction and we welcome the customers and employees of these branches to the expanding R-G Crown network in Florida and Georgia. This transaction is expected to be accretive to earnings per share for fiscal year 2005. We believe that this transaction provides R-G Crown with a number of significant benefits. In addition to expanding our presence in central Florida and providing us with new markets to further our growth, the mix of deposits which we will be assuming (primarily low-cost core deposits with relatively low average balances) will lower R-G Crown's cost of funds and permit us to better withstand interest rate cycles. As a result of this transaction, we will also expand the types of accounts and products we offer. We are now offering additional non-residential loan products, which will permit us to provide more variety and convenience to our customers, will provide greater risk diversification and help R-G Crown with its interest rate risk management. We believe that the expanded management team and infrastructure which we are putting in place to handle the larger branch network will enhance our efficiency and productivity."

         R-G Financial, currently in its 33rd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, a Puerto Rico - chartered bank, R-G Crown, R&G Mortgage Corp., Puerto Rico's second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R-G Crown's New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, a Puerto Rico broker-dealer, and Home and Property Insurance Corporation, a Puerto Rico insurance agency. As of December 31, 2004, R-G Financial had consolidated assets of $10.2 billion, deposits of $4.2 billion and consolidated stockholders' equity of $855.5 million.